WSFS Bank Center	1
500 Delaware Avenue,
Wilmington, Delaware 19801

EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833
January 21, 2020	dcanuso@wsfsbank.com
Media Contact: Rebecca Acevedo
(215) 253-5566
racevedo@wsfsbank.com

WSFS REPORTS 4Q 2019 EPS OF $0.88 AND FULL-YEAR EPS OF $3.00;
FIRST YEAR OF STRATEGIC PLAN HIGHLIGHTED BY STRONG OPERATING RESULTS;
SUCCESSFULLY COMPLETED THE INTEGRATION OF THE BENEFICIAL ACQUISITION
WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the fourth quarter and full-year 2019.
Selected GAAP financial results are as follows:

(Dollars in millions, except per share data)	4Q 2019	3Q 2019	4Q 2018	2019	2018
Net interest income	$117.6	$120.8	$64.7	$444.9	$246.5
Fee income	41.8	62.3	38.2	188.1	162.5
Total net revenue	159.3	183.2	102.9	633.1	409.0
Noninterest expense	98.1	109.6	61.4	413.1	225.0
Net income(1)	45.7	53.9	29.7	148.8	134.7
EPS (diluted)	0.88	1.02	0.93	3.00	4.19
GAAP results for 4Q 2019 and full-year 2019 include the impact of our acquisition of Beneficial Bancorp, Inc. (Beneficial) on March 1, 2019, as well as $6.1 million (pre-tax), or approximately $0.09 per share, of net corporate development and restructuring costs in 4Q 2019, compared with $2.2 million, or approximately $0.06 per share, in 4Q 2018. In addition, during full-year 2019, we recorded $26.2 million (pre-tax), or approximately $0.39 per share, of unrealized gains on our investments in VISA Class B shares and Spring EQ, compared with $24.5 million, or approximately $0.58 per share, of realized and unrealized gains on our investment in VISA Class B shares in 2018. We did not record any unrealized gains on our equity investments in 4Q 2019.
Selected GAAP financial metrics are as follows:

	4Q 2019	3Q 2019	4Q 2018	2019	2018
Return on average assets (ROA)	1.48%	1.72%	1.66%	1.30%	1.92%
Return on average equity (ROE)	9.8	11.6	14.9	8.9	17.6
Efficiency ratio	61.5	59.7	59.4	65.1	54.8

(1) Net of noncontrolling interest

WSFS Bank Center	2
500 Delaware Avenue,
Wilmington, Delaware 19801

Highlights for 4Q 2019 and Full-Year 2019:
•Core ROA(2) was 1.63% in 4Q 2019 compared to 1.67% for 4Q 2018. Full-year 2019 core ROA was 1.61% compared to 1.63% in 2018.
•Core EPS(2) was $0.96 in 4Q 2019 compared to $0.94 for 4Q 2018. Full-year 2019 core EPS was $3.74, an increase of $0.19, or 5%, from $3.55 in 2018.
•Core net revenue(2) in 4Q 2019 of $159.1 million increased $58.4 million, or 58%, from 4Q 2018, including a $52.9 million, or 82%, increase in core net interest income(2), and a $5.5 million, or 15%, increase in core fee income (noninterest income)(2). Full-year 2019 core net revenue also increased 58% from 2018.
•Core noninterest expense(2) increased $33.3 million, or 56%, from 4Q 2018, continuing to reflect disciplined cost management and economies of scale from the Beneficial acquisition. Full-year 2019 core noninterest expense increased 50%, reflecting strong core operating leverage(3).
•Core efficiency ratio(2) was 58.0% in 4Q 2019, compared with 58.5% in 4Q 2018. For full year 2019, core efficiency ratio was 56.2%, improved from 59.1% in 2018.
•WSFS repurchased $39.4 million, or 901,750 shares, of our common stock during 4Q 2019 and $91.3 million, or 2,132,390 shares, of our common stock during full-year 2019. We have 1,004,588 shares, or approximately 2% of outstanding shares, remaining to repurchase under the current authorization.
•For additional information regarding our core results, net interest margin, and loan and deposit growth, please refer to the 4Q 2019 Earnings Release Supplement available in the Investor Relations section of WSFS' website (www.wsfsbank.com).

(2) As used in this press release, core ROA, core EPS, core net revenue, core net interest income, core fee income (noninterest income), core noninterest expense, and core efficiency ratio are non-GAAP financial measures. These non-GAAP measures exclude securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, and recoveries of legal settlement and fraud loss. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 21 and 22 of this press release.
(3) As used in this press release, core operating leverage is a non-GAAP financial measure calculated as the difference between core fee income (noninterest income) growth and core noninterest expense growth.

WSFS Bank Center	3
500 Delaware Avenue,
Wilmington, Delaware 19801

Notable items in the quarter:
•WSFS recorded no unrealized gains on equity investments, including our investment in Visa Class B shares, in 4Q 2019, compared with $2.2 million (pre-tax), or approximately $0.05 per share (after-tax), in unrealized gains related to Visa Class B shares in 4Q 2018. Since our adoption of ASU 2016-01 in 1Q 2018, cumulative realized and unrealized gains on Visa Class B shares total $50.1 million. These gains are excluded from our core results.
•WSFS recorded $6.1 million (pre-tax), or approximately $0.09 per share (after-tax), of net corporate development and restructuring costs related to our acquisition of Beneficial in 4Q 2019, compared with $2.2 million (pre-tax), or approximately $0.06 per share (after-tax), in 4Q 2018. The merger-to-date and 4Q 2019 amounts are favorable compared to our original expectations. These costs are excluded from our core results.
•WSFS recorded a $0.5 million (pre-tax) insurance recovery in 4Q 2019 related to a previously disclosed $2.8 million (pre-tax) fraud loss recognized in 2017. The 4Q 2019 recovery was recorded as a reduction of noninterest expense in the quarter. Cumulative recoveries on this fraud loss, net of our insurance deductible, totaled $2.1 million (pre-tax), reflecting positive closure of this event and our ability to recover against prior period charges. These gains are excluded from our core results.

WSFS Bank Center	4
500 Delaware Avenue,
Wilmington, Delaware 19801

CEO outlook and commentary
Rodger Levenson, President and CEO, said, “Our strong core fourth quarter 2019 results, including Core EPS of $0.96 and core ROA of 1.63% capped a transformative year for WSFS. Our full-year core ROA of 1.61% and core EPS of $3.74 well exceeded our Strategic Plan goals and original modeling for the Beneficial acquisition. During the year we also completed the systems and brand conversion as a part of a very successful integration of Beneficial's Customers and Associates. These results and positive momentum position us well to execute on our growth and synergy opportunities as the largest, full-service, full-product locally headquartered bank in the greater Delaware Valley.
“Additionally, our fourth quarter net interest margin of 4.35%, full-year net interest margin of 4.44%, and continued strong credit metrics reflect disciplined underwriting and effective balance sheet management in a declining interest rate environment. Significant acquisition and organic revenue growth combined with economies of scale from the acquisition and disciplined cost management resulted in strong core operating leverage in 2019. Further, our strong results and favorable capital position resulted in WSFS returning over 60% of full-year adjusted net income to stockholders through dividends and share repurchases.
“We also recently received our 2019 full-year Gallup Survey results which included the first-time participation from legacy Beneficial Associates. We were pleased that both our Customer and Associate Engagement scores continue to place WSFS solidly in the Top Quintile for companies in Gallup’s global database. These results affirm the fundamental strength of our business model and positions us for continued success in our expanded footprint.
“We look forward to the continuing execution of our Strategic Plan in 2020, including realizing the Company’s significant growth opportunity and accelerating our Delivery Transformation efforts.”

WSFS Bank Center	5
500 Delaware Avenue,
Wilmington, Delaware 19801

Fourth Quarter 2019 Discussion of Financial Results
Net interest margin impacted by purchase accretion and interest rate environment
Net interest income in 4Q 2019 was $117.6 million, an increase of $52.9 million, or 82%, compared to 4Q 2018. Net interest margin for 4Q 2019 was 4.35%, an increase of 19 bps from 4.16% for 4Q 2018. The year-over-year increase included approximately 42 bps of higher purchase accounting accretion partially offset by the lower interest rate environment and expected margin compression due to Beneficial's lower-margin balance sheet. Net interest income for the full-year 2019 was $444.9 million, an 81% increase from 2018. Net interest margin for the full-year 2019 was 4.44%, a 35 bps increase compared to 2018.
Net interest income decreased $3.3 million, or 3% (not annualized), from $120.8 million in 3Q 2019. Net interest margin decreased 3 bps to 4.35% from 4.38% in 3Q 2019. The quarter-over-quarter decrease in net interest margin included approximately 9 bps resulting from the declining rate environment during the quarter, partially offset by 6 bps from the impact of the $2.0 billion short-term trust deposit disclosed in 3Q 2019 results.
Loans reflect acquisition and organic growth, offset by run-off portfolios
The following table summarizes loan balances and composition at December 31, 2019 compared to September 30, 2019 and December 31, 2018:

(Dollars in thousands)	December 31, 2019		September 30, 2019		December 31, 2018
Commercial & industrial	$3,341,136	39%	$3,389,121	40%	$2,532,377	52%
Commercial real estate	2,212,026	26	2,262,647	27	1,155,257	24
Construction	578,713	7	512,163	6	314,732	6
Commercial small business leases	190,592	2	171,000	2	—	—
Total commercial loans	6,322,467	74	6,334,931	75	4,002,366	82
Residential mortgage	1,099,744	13	1,117,028	13	241,166	5
Consumer	1,133,701	14	1,143,852	13	685,244	14
Allowance for losses	(47,576)	(1)	(47,671)	(1)	(39,539)	(1)
Net loans	$8,508,336	100%	$8,548,140	100%	$4,889,237	100%

WSFS Bank Center	6
500 Delaware Avenue,
Wilmington, Delaware 19801

At December 31, 2019, WSFS’ net loan portfolio decreased $39.8 million when compared with September 30, 2019. The decrease includes a $60.8 million decline in non-relationship run-off portfolios primarily acquired from Beneficial, which consist of residential mortgages, auto and student loans, CRE participations and C&I leveraged loan participations. Excluding the run-off portfolios, net loans increased $21.0 million during the quarter, with increases across most loan categories. Elevated payoffs and paydowns, resulting from the current interest rate environment and competitive pricing environments, impacted the C&I and CRE portfolios during the quarter.
Compared to December 31, 2018, net loans increased $3.6 billion, which includes $3.7 billion of net loans acquired from Beneficial on March 1, 2019. Excluding the acquired loans from Beneficial and a $267.1 million purposeful decline in the run-off portfolios described above, year-over year growth of $173.8 million resulted from strong consumer loan growth of $113.5 million, or 17%, driven by second-lien home equity installment loans originated through our partnership with Spring EQ and student loans though our partnership with LendKey, an increase of $58.7 million from our residential mortgage business, and an increase of $50.1 million in commercial leases associated with NewLane, our growing small-ticket leasing business.
Credit quality metrics remain strong; non-performing loans declined 40% from prior quarter
Credit quality metrics during 4Q 2019 remain stable in comparison with 3Q 2019, and continue to demonstrate consistent trends in both the originated and acquired loan portfolios.
Total problem assets, which includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO), were $238.6 million at December 31, 2019 compared to $222.7 million at September 30, 2019. Total problem assets to total Tier 1 capital plus ALLL was 16.89% at December 31, 2019, compared to 16.29% at September 30, 2019. The Company’s ratio of classified assets to total Tier 1 capital plus ALLL was 13.15% at December 31, 2019, compared to 13.79% at September 30, 2019.
Total delinquencies, which include nonperforming delinquencies, were $61.1 million at December 31, 2019, or 0.72%, of gross loans, compared to $66.6 million, or 0.78% of gross loans at September 30, 2019. Excluding nonperforming delinquencies, performing loan delinquencies were only 0.57% of gross loans at December 31, 2019, compared to 0.62% at September 30, 2019. Included in total delinquencies were $22.3 million of delinquent, but still accruing, U.S. government-guaranteed student loans that carry little risk of credit loss.

WSFS Bank Center	7
500 Delaware Avenue,
Wilmington, Delaware 19801

Total nonperforming assets were $39.8 million at December 31, 2019 compared to $56.2 million at September 30, 2019 reflecting a 40% decline in nonperforming loans. The decrease during the fourth quarter was primarily due to the positive resolution of one $19.2 million C&I relationship that was placed in nonperforming status in 2Q 2019. The nonperforming assets to total assets ratio was a low 0.32% at December 31, 2019 compared to 0.46% at September 30, 2019.
Net charge-offs for 4Q 2019 were $1.7 million, or 0.08% (annualized), of average gross loans, a decrease from $1.8 million, or 0.09% (annualized), for 3Q 2019, and $5.6 million, or 0.46% (annualized), for 4Q 2018. Included in net charge-offs was a $1.3 million recovery from a longstanding C&I relationship demonstrating our ability to successfully recover available amounts from prior period charges. For the full-year 2019, the ratio of net charge-offs to total gross loans was 0.22%, compared with 0.29% for the full-year 2018.
Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit costs), were $2.7 million in 4Q 2019, $5.0 million in 3Q 2019 and $3.8 million in 4Q 2018. Total credit costs for the full-year 2019 were $29.2 million, as compared with $14.6 million for the full-year 2018. This increase was primarily due to the impact of two legacy WSFS C&I relationships that experienced significant credit events in 2Q 2019, which resulted in higher levels of provision for loan losses and concurrent charge-offs.
The ratio of the ALLL to total gross loans was 0.56% at December 31, 2019 and September 30, 2019. Excluding the balances for acquired loans (which are marked to market at acquisition), the ALLL to total gross loans ratio would have been 0.97% at December 31, 2019 compared with 1.00% at September 30, 2019. The ALLL was 208% of nonaccruing loans at December 31, 2019 compared to 124% at September 30, 2019 and 132% at December 31, 2018.

WSFS Bank Center	8
500 Delaware Avenue,
Wilmington, Delaware 19801

Customer funding reflects continued core deposit strength
The following table summarizes customer funding balances and composition at December 31, 2019 compared to September 30, 2019 and December 31, 2018:

(Dollars in thousands)	December 31, 2019		September 30, 2019		December 31, 2018
Noninterest demand	$2,189,573	23%	$2,268,615	25%	$1,626,252	30%
Interest-bearing demand	2,129,725	23	2,177,189	23	1,062,228	20
Savings	1,563,000	17	1,562,591	17	538,213	10
Money market	2,100,188	22	1,952,306	21	1,542,962	28
Total core deposits	7,982,486	85	7,960,701	86	4,769,655	88
Customer time deposits	1,356,610	15	1,330,227	14	672,942	12
Total customer deposits	$9,339,096	100%	$9,290,928	100%	$5,442,597	100%
Total customer funding was $9.3 billion at December 31, 2019, a $48.2 million increase from September 30, 2019. Core deposits were $8.0 billion at December 31, 2019, an increase of $21.8 million, or 1.1% (annualized), over the prior quarter, reflecting minimal impact of post-conversion customer attrition. Money markets increased $147.9 million, primarily due to a $77.0 million short-term commercial deposit and seasonal increases in several commercial relationships. No- and low-cost checking deposit accounts decreased $126.5 million, which included $92.9 million from seasonally lower public funding deposits.
Customer funding increased $3.9 billion compared to December 31, 2018. Excluding the $3.7 billion of customer funding acquired from Beneficial, customer funding increased $227.4 million, or 4%. Core deposits increased $248.3 million, or 5%, over the prior year, including a $140.7 million increase in no- and low-cost checking deposit accounts, partially offset by a decrease of $85.2 million in savings deposits. Time deposits decreased $20.9 million, primarily due to CD maturities.
Core deposits were a strong 85% of total customer deposits, and no- and low-cost checking deposit accounts represented a robust 46% of total customer deposits at December 31, 2019. These core deposits predominantly represent longer-term, less price-sensitive customer relationships. The ratio of loans to customer deposits was 91% at December 31, 2019.

WSFS Bank Center	9
500 Delaware Avenue,
Wilmington, Delaware 19801

Core fee income reflects diversification and growth over the prior year
Core fee income (noninterest income) was $41.5 million, an increase of $5.5 million, or 15%, compared to 4Q 2018, including an increase of $4.4 million from traditional banking-related fee income, primarily related to Beneficial, a $1.7 million increase from our mortgage banking business, and an increase of $1.2 million from our Trust business. Partially offsetting these increases was a $1.7 million decrease in cash logistics services (Cash Connect®), which was primarily due to the lower interest rate environment and offset by lower noninterest expenses. When compared to 3Q 2019, core fee income increased $0.5 million, or 1% (not annualized) as a $1.0 million increase from our Trust business was mostly offset by lower Cash Connect® fees from the lower interest rate environment. Full-year 2019 core fee income increased $23.6 million, or 17%, over full-year 2018, including $14.7 million from traditional banking-related fees, primarily related to our combination with Beneficial, $4.9 million, or 81%, from our mortgage banking business, and $3.5 million, or 9%, from our Trust business.
For 4Q 2019, core fee income was 26.1% of core net revenue, compared to 35.7% for 4Q 2018, and was diversified among various sources, including traditional banking, mortgage banking, trust and wealth management and cash logistics services (Cash Connect®). The year-over-year percentage decline primarily reflects the effect of our combination with Beneficial, which had lower fee income.

WSFS Bank Center	10
500 Delaware Avenue,
Wilmington, Delaware 19801

Noninterest expenses align with growth in revenue, offset by effective cost management
Our core efficiency ratio was 58.0% in 4Q 2019, compared to 55.9% in 3Q 2019 and 58.5% in 4Q 2018. Our full-year 2019 core efficiency ratio was 56.2%, improved from 59.1% in full-year 2018, reflecting revenue growth, favorable economies of scale from our combination with Beneficial, and integration cost synergies which exceeded originally modeled expectations.
Core noninterest expense for 4Q 2019 was $92.5 million, an increase of $33.3 million, or 56.3%, from $59.1 million in 4Q 2018, primarily due to higher ongoing operating costs from our combination with Beneficial and other franchise growth.
When compared to 3Q 2019, core noninterest expense increased $1.8 million, or 1.9% (not annualized). The quarter-over-quarter increase is due primarily to two non-recurring items during the quarter, including $1.8 million related to the previously disclosed transition of the Executive Chairman of the Board of Directors as part of long-term succession planning and $1.1 million from damage resulting from a fire at a branch location during the quarter, for which we are actively working with insurance carriers to recover the loss. These items were partially offset by cost synergies resulting from our combination with Beneficial.
Income taxes
We recorded a $14.2 million income tax provision in 4Q 2019, compared to provisions of $15.9 million in 3Q 2019 and $8.5 million in 4Q 2018.
The effective tax rate was 23.8% in 4Q 2019, 22.9% in 3Q 2019, and 22.2% in 4Q 2018. The higher tax rate in 4Q 2019 compared to 3Q 2019 and 4Q 2018 primarily reflects lower benefits realized from stock-based compensation activity and higher state income taxes resulting from our combination with Beneficial.

WSFS Bank Center	11
500 Delaware Avenue,
Wilmington, Delaware 19801

Selected Business Segments (included in previous results):
Wealth Management segment revenue grows 4% over the prior year
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $20.7 billion in assets under management (AUM) and assets under administration (AUA) as of December 31, 2019.
Total Wealth Management revenue (net interest income and fee income) was $15.3 million for 4Q 2019, an increase of $0.6 million, or 4%, compared to 4Q 2018. The increase was primarily due to continued strength in our institutional trust services. Our AUM businesses also generated higher year-over-year investment advisory fees, as they benefited from improvements in market valuations and strong net inflows. Compared to 3Q 2019, revenue decreased $1.5 million, or 9% (not annualized), primarily due to the withdrawal of the $2.0 billion short-term trust deposit.
Total noninterest expense (including intercompany allocations and provision for loan losses) was $10.1 million in 4Q 2019, an increase of $1.4 million compared to 4Q 2018 and an increase of $0.8 million compared to 3Q 2019. The increase was primarily driven by higher compensation costs, resulting from the addition of six wealth advisors and three private bankers to support our expansion into the Pennsylvania and New Jersey markets and higher variable incentive compensation costs. Wealth Management reported pre-tax income of $5.2 million in 4Q 2019 compared to $6.1 million in 4Q 2018, and $7.6 million in 3Q 2019, which included the effect of the short-term trust deposit. We continue to invest in talent and technology and have a strong pipeline of new business activity, in both our expanded local footprint and national businesses.

WSFS Bank Center	12
500 Delaware Avenue,
Wilmington, Delaware 19801

Cash Connect® reports full-year ROA of 1.29%, an increase of over 40 basis points compared to 2018
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States. Cash Connect® services approximately 31,100 non-bank ATMs and retail safes nationwide supplying or servicing over $1.4 billion in cash at December 31, 2019 and provides other fee-based services. Cash Connect® also operates 473 ATMs for WSFS Bank, which is one of the largest branded ATM networks in our market.
Our Cash Connect® division recorded $11.3 million of net revenue (fee income less funding costs) in 4Q 2019, essentially flat from 4Q 2018. In early 2019, Cash Connect® transitioned a large, low-margin bailment customer, resulting in a reduction in bailment revenue, while retaining servicing of the portfolio. Cash Connect® has replaced this volume and improved margin by adding new and growing existing relationships. Compared to 3Q 2019, net revenue decreased $0.3 million, or 3% (not annualized), primarily due to lower bailment revenue from the lower interest rate environment, offset by lower third party off balance sheet funding costs included in noninterest expense.
Noninterest expense (including intercompany allocations of expense) was $10.2 million in 4Q 2019, an increase of $0.4 million compared to 4Q 2018 and an increase of $0.3 million compared to 3Q 2019. The increases in expenses were primarily due to $0.2 million of non-recurring items during the quarter, higher compensation costs resulting from the previously announced leadership transition and performance-driven incentive costs. Cash Connect® reported pre-tax income of $1.1 million for 4Q 2019, which was a decrease of $0.3 million, or 22%, compared to 4Q 2018, primarily due to $0.3 million in one-time expenses. Pre-tax income decreased $0.7 million compared to 3Q 2019, due to slightly higher operating costs.
During 2019, Cash Connect®'s focused on improving margin and moving to off balance sheet cash, which resulted in a full-year 2019 ROA of 1.29%, an increase of over 40 bps in comparison with full-year 2018. In 2020, the division intends to continue its focus on expanding smart safe and ATM managed services to increase fee income and margin. Cash Connect® continues to experience strong growth in the strategic Remote Cash Capture (RCC- smart safe, recycler and kiosk) space with approximately 3,200 devices under service. Our RCC pipeline is experiencing robust growth as we continue to add new channel partners, including top financial institutions which have brought us significant national opportunities.

WSFS Bank Center	13
500 Delaware Avenue,
Wilmington, Delaware 19801

Capital management
WSFS’ total stockholders’ equity decreased $6.7 million, or less than 1% (not annualized) during 4Q 2019, primarily due to market value changes on available-for-sale securities, share buybacks, and the payment of a common stock dividend during the quarter, partially offset by the effect of quarterly earnings.
WSFS’ tangible common equity(4) decreased $3.6 million, or less than 1% (not annualized) compared to September 30, 2019 for the reasons described in the paragraph above. WSFS’ common equity to assets ratio was 15.10% at December 31, 2019, and our tangible common equity to tangible assets ratio(4) decreased by 1 bps during the quarter to 10.97%.
At December 31, 2019, book value per share was $35.88, an increase of $0.47, or 1%, from September 30, 2019, and tangible common book value per share(4) was $24.85, an increase of $0.35, or 1%, from September 30, 2019.
At December 31, 2019, WSFS Bank’s Tier 1 leverage ratio of 11.72%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 13.52%, and Total Capital ratio of 14.01% were all substantially in excess of the “well-capitalized” regulatory benchmarks.
The Board of Directors approved a quarterly cash dividend of $0.12 per share of common stock. This dividend will be paid on February 21, 2020 to stockholders of record as of February 6, 2020.
WSFS repurchased 901,750 and 2,132,390 shares of common stock at an average price of $43.70 and $42.83 during 4Q 2019 and full-year 2019, respectively, as part of our share buyback program approved by the Board of Directors in 4Q 2018. WSFS has 1,004,588 shares, or approximately 2% of outstanding shares, remaining to repurchase under this authorization. We continue to execute the Board-approved share buyback plan, including opportunistically repurchasing shares, based on current valuation levels, above our stated practice of returning a minimum of 25% of annual net income to stockholders through dividends and share repurchases.

(4) As used in this release, tangible common equity, tangible common equity to tangible assets and tangible common book value per share are non-GAAP financial measures. These non-GAAP measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 21 and 22 of this press release.

WSFS Bank Center	14
500 Delaware Avenue,
Wilmington, Delaware 19801

Fourth quarter 2019 earnings release conference call and supplemental materials
Management will conduct a conference call to review 4Q 2019 and full-year 2019 results at 1:00 p.m. Eastern Time (ET) on Wednesday, January 22, 2020. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available beginning at 4:00 pm on January 22, 2020 until February 5, 2020 at 4:00 pm by dialing 1-855-859-2056 and using Conference ID #6769839.
We have provided additional information in the 4Q 2019 Earnings Release Supplement, which is available in the Investor Relations section of WSFS' website (www.wsfsbank.com).
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of December 31, 2019, WSFS Financial Corporation had $12.3 billion in assets on its balance sheet and $20.7 billion in assets under management and administration. WSFS operates from 126 offices located in Pennsylvania (55), Delaware (49), New Jersey (20), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Cash Connect®, Cypress Capital Management, LLC, NewLane Finance, Powdermill Financial Solutions, West Capital Management, WSFS Institutional Services, WSFS Mortgage, and WSFS Wealth Investments. Serving the greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

WSFS Bank Center	15
500 Delaware Avenue,
Wilmington, Delaware 19801

Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; possible additional loan losses and impairment of the collectability of loans; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) the Economic Growth, Regulatory Relief, and Consumer Protection Act (which amended the Dodd-Frank Act), and the rules and regulations issued in accordance therewith and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company's goodwill or other intangible assets; failure of the financial and operational controls of the Company's Cash Connect® division; conditions in the financial markets that may limit the Company's access to additional funding to meet its liquidity needs; the success of the Company's growth plans, including the successful integration of past and future acquisitions; the Company's ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition customer acceptance of the Company's products and services and related Customer disintermediation; negative perceptions or publicity with respect to the Company's trust and wealth management business; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; system failures or cybersecurity incidents or other breaches of the Company's network security; the Company's ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company's customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation, and other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2018 and other documents filed by the Company with the Securities and Exchange Commission from time to time.
We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS," "the Company," "registrant," "we," "us," and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center	16
500 Delaware Avenue,
Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended			Twelve months ended
(Dollars in thousands, except per share data)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Interest income:
Interest and fees on loans	$122,302	$124,800	$68,435	$463,220	$260,506
Interest on mortgage-backed securities	13,270	12,989	7,814	48,954	26,065
Interest and dividends on investment securities	973	968	1,071	4,015	4,378
Other interest income	805	2,505	474	4,903	2,024
	137,350	141,262	77,794	521,092	292,973
Interest expense:
Interest on deposits	16,159	16,851	9,483	60,075	29,068
Interest on Federal Home Loan Bank advances	1,025	1,099	1,299	5,520	8,395
Interest on senior debt	1,179	1,179	1,179	4,717	4,717
Interest on trust preferred borrowings	636	693	702	2,772	2,573
Interest on other borrowings	782	607	457	3,060	1,746
	19,781	20,429	13,120	76,144	46,499
Net interest income	117,569	120,833	64,674	444,948	246,474
Provision for loan losses	1,590	4,121	3,306	25,560	13,170
Net interest income after provision for loan losses	115,979	116,712	61,368	419,388	233,304
Noninterest income:
Credit/debit card and ATM income	12,076	13,115	12,084	50,383	43,837
Investment management and fiduciary revenue	11,462	10,459	10,140	42,450	39,602
Deposit service charges	5,984	6,139	4,807	22,972	18,771
Mortgage banking activities, net	2,963	3,152	1,348	11,053	6,286
Loan fee income	1,219	823	633	3,577	2,492
Investment securities gains, net	255	—	—	333	21
Unrealized gain on equity investment	—	21,344	2,150	26,175	20,745
Realized gain on sale of equity investment	—	—	—	—	3,757
Bank-owned life insurance income	370	277	(153)	1,247	175
Other income	7,441	7,037	7,177	29,919	26,855
	41,770	62,346	38,186	188,109	162,541
Noninterest expense:
Salaries, benefits and other compensation	48,895	48,914	31,545	182,564	122,983
Occupancy expense	8,806	9,085	4,830	33,068	19,783
Equipment expense	5,882	5,564	3,086	20,879	12,609
Data processing and operations expense	3,193	3,861	1,992	13,373	7,757
Professional fees	3,200	3,180	2,330	11,167	8,733
Marketing expense	1,804	1,373	1,245	6,714	4,586
FDIC expenses	48	(227)	485	1,483	2,117
Loan workout and OREO expense	893	574	460	2,720	1,548
Corporate development expense	4,607	10,517	2,205	55,697	6,456
Restructuring expense	1,530	8,360	—	16,133	—
Recovery of legal settlement	—	—	—	—	(7,938)
Recovery of fraud loss	(463)	—	—	(463)	(1,675)
Other operating expenses	19,731	18,360	13,172	69,792	48,088
	98,126	109,561	61,350	413,127	225,047
Income before taxes	59,623	69,497	38,204	194,370	170,798
Income tax provision	14,199	15,902	8,486	46,452	36,055
Net income	$45,424	$53,595	$29,718	$147,918	$134,743
Less: Net loss attributable to noncontrolling interest	(280)	(287)	—	(891)	—
Net income attributable to WSFS	$45,704	$53,882	$29,718	$148,809	$134,743
Diluted earnings per share of common stock:	$0.88	$1.02	$0.93	$3.00	$4.19
Weighted average shares of common stock outstanding for fully diluted EPS	52,164,692	53,054,368	31,902,023	49,554,058	32,167,603
See “Notes”

WSFS Bank Center	17
500 Delaware Avenue,
Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Twelve months ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Performance Ratios:
Return on average assets (a)	1.48%	1.72%	1.66%	1.30%	1.92%
Return on average equity (a)	9.77	11.60	14.89	8.91	17.63
Return on average tangible common equity (a)(o)	14.76	17.51	19.83	13.48	23.72
Net interest margin (a)(b)	4.35	4.38	4.16	4.44	4.09
Efficiency ratio (c)	61.47	59.71	59.44	65.13	54.84
Noninterest income as a percentage of total net revenue (b)	26.17	33.98	37.00	29.66	39.61
See “Notes”

WSFS Bank Center	18
500 Delaware Avenue,
Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	December 31, 2019	September 30, 2019	December 31, 2018
Assets:
Cash and due from banks	$164,021	257,581	134,939
Cash in non-owned ATMs	407,524	322,571	484,648
Investment securities (d)	133,601	134,961	149,950
Other investments	91,350	92,832	57,662
Mortgage-backed securities (d)	1,944,914	1,908,821	1,205,079
Net loans (e)(f)(l)	8,508,336	8,548,140	4,889,237
Bank owned life insurance	30,294	31,077	6,687
Goodwill and intangibles	568,745	571,850	186,023
Other assets	407,517	404,840	134,645
Total assets	$12,256,302	$12,272,673	$7,248,870
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$2,189,573	$2,268,615	$1,626,252
Interest-bearing deposits	7,149,523	7,022,313	3,816,345
Total customer deposits	9,339,096	9,290,928	5,442,597
Brokered deposits	247,761	242,265	197,834
Total deposits	9,586,857	9,533,193	5,640,431
Federal Home Loan Bank advances	112,675	365,675	328,465
Other borrowings	376,613	189,108	371,323
Other liabilities	330,666	328,240	87,731
Total liabilities	10,406,811	10,416,216	6,427,950
Stockholders’ equity of WSFS	1,850,306	1,856,992	820,920
Noncontrolling interest	(815)	(535)	—
Total stockholders' equity	1,849,491	1,856,457	820,920
Total liabilities and stockholders' equity	$12,256,302	$12,272,673	$7,248,870
Capital Ratios:
Equity to asset ratio	15.10%	15.13%	11.32%
Tangible common equity to tangible asset ratio (o)	10.97	10.98	8.99
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	13.52	13.01	12.69
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	11.72	11.13	10.82
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	13.52	13.01	12.69
Total Risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	14.01	13.50	13.37
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$22,922	$38,418	$30,054
Troubled debt restructuring (accruing)	14,281	14,125	14,953
Assets acquired through foreclosure	2,605	3,693	2,668
Total nonperforming assets	$39,808	$56,236	$47,675
Past due loans (h)	$16,150	$13,709	$835
Allowance for loan losses	47,576	47,671	39,539
Ratio of nonperforming assets to total assets	0.32%	0.46%	0.66%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.21	0.34	0.45
Ratio of allowance for loan losses to total gross loans (i)(n)	0.56	0.56	0.81
Ratio of allowance for loan losses to total gross loans (excluding acquired loans) (i)(n)	0.97	1.00	0.89
Ratio of allowance for loan losses to nonaccruing loans	208	124	132
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.08	0.09	0.46
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.22	0.27	0.29
See “Notes”

WSFS Bank Center	19
500 Delaware Avenue,
Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$2,768,893	$36,016	5.16%	$2,783,199	$37,492	5.34%	$1,453,593	$20,726	5.66%
Residential real estate loans	1,029,469	14,344	5.57	1,069,495	14,580	5.45	223,564	3,525	6.31
Commercial loans (p)	3,549,692	55,725	6.24	3,548,597	55,903	6.26	2,546,071	34,737	5.43
Consumer loans	1,141,969	15,532	5.40	1,135,575	16,286	5.69	674,441	9,153	5.38
Loans held for sale	69,204	685	3.93	50,465	539	4.24	23,122	294	5.04
Total loans	8,559,227	122,302	5.67	8,587,331	124,800	5.77	4,920,791	68,435	5.53
Mortgage-backed securities (d)	1,934,750	13,270	2.74	1,833,267	12,989	2.83	1,070,865	7,814	2.92
Investment securities (d)	134,494	973	3.41	137,497	968	3.35	151,927	1,071	3.39
Other interest-earning assets	111,276	805	2.87	423,470	2,505	2.35	61,772	474	3.04
Total interest-earning assets	10,739,747	137,350	5.08%	10,981,565	141,262	5.11%	6,205,355	77,794	5.00%
Allowance for loan losses	(47,136)			(46,773)			(42,266)
Cash and due from banks	110,997			115,506			95,523
Cash in non-owned ATMs	357,869			313,456			487,542
Bank owned life insurance	30,838			30,558			6,738
Other noninterest-earning assets	1,033,847			1,024,108			349,396
Total assets	$12,226,162			$12,418,420			$7,102,288
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$2,134,950	$2,405	0.45%	$2,055,497	$2,490	0.48%	$1,053,891	$1,660	0.62%
Money market	2,005,696	4,363	0.86	1,966,545	5,034	1.02	1,618,594	3,775	0.93
Savings	1,556,488	2,104	0.54	1,579,463	2,068	0.52	537,715	259	0.19
Customer time deposits	1,337,387	5,827	1.73	1,371,744	5,452	1.58	685,960	2,520	1.46
Total interest-bearing customer deposits	7,034,521	14,699	0.83	6,973,249	15,044	0.86	3,896,160	8,214	0.84
Brokered deposits	248,824	1,460	2.33	294,485	1,807	2.43	244,509	1,269	2.06
Total interest-bearing deposits	7,283,345	16,159	0.88	7,267,734	16,851	0.92	4,140,669	9,483	0.91
FHLB of Pittsburgh advances	183,925	1,025	2.21	187,721	1,099	2.32	212,942	1,299	2.42
Trust preferred borrowings	67,011	636	3.77	67,011	693	4.10	67,011	702	4.16
Senior debt	98,573	1,179	4.78	98,519	1,179	4.79	98,356	1,179	4.79
Other borrowed funds	199,145	782	1.56	127,850	607	1.88	117,592	457	1.54
Total interest-bearing liabilities	7,831,999	19,781	1.00%	7,748,835	20,429	1.05%	4,636,570	13,120	1.12%
Noninterest-bearing demand deposits	2,217,023			2,503,816			1,582,406
Other noninterest-bearing liabilities	321,432			323,350			91,503
Stockholders’ equity of WSFS	1,856,311			1,842,759			791,809
Noncontrolling interest	(603)			(340)			—
Total liabilities and equity	$12,226,162			$12,418,420			$7,102,288
Excess of interest-earning assets over interest-bearing liabilities	$2,907,748			$3,232,730			$1,568,785
Net interest and dividend income		$117,569			$120,833			$64,674
Interest rate spread			4.08%			4.06%			3.88%
Net interest margin			4.35%			4.38%			4.16%
See “Notes”

WSFS Bank Center	20
500 Delaware Avenue,
Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Twelve months ended
Stock Information:	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Market price of common stock:
High	$45.93	$46.05	$49.40	$46.05	$57.70
Low	41.68	38.79	33.75	37.19	33.75
Close	43.99	44.10	37.91	43.99	37.91
Book value per share of common stock	35.88	35.41	26.17
Tangible common book value per share of common stock (o)	24.85	24.50	20.24
Number of shares of common stock outstanding (000s)	51,567	52,445	31,374
Other Financial Data:
One-year repricing gap to total assets (k)	(2.06)%	(3.38)%	(0.57)%
Weighted average duration of the MBS portfolio	3.7 years	2.9 years	4.7 years
Unrealized gains (losses) on securities available for sale, net of taxes	$26,927	$31,512	$(14,553)
Number of Associates (FTEs) (m)	1,782	1,792	1,177
Number of offices (branches, LPO’s, operations centers, etc.)	126	127	76
Number of WSFS owned ATMs	473	477	441
Notes:
(a)Annualized.
(b)Computed on a fully tax-equivalent basis.
(c)Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)Includes securities held to maturity (at amortized cost) and securities available for sale (at fair value).
(e)Net of unearned income.
(f)Net of allowance for loan losses.
(g)Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)Accruing loans which are contractually past due 90 days or more as to principal or interest. Beginning in 1Q 2019, balance includes student loans acquired from Beneficial, which are U.S. government guaranteed with little risk of credit loss.
(i)Excludes loans held for sale.
(j)Nonperforming loans are included in average balance computations.
(k)The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)Includes loans held for sale and reverse mortgages.
(m)Includes seasonal Associates, when applicable.
(n)Excludes reverse mortgage loans.
(o)The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 21 and 22 of this press release.
(p)Includes commercial small business leases.

WSFS Bank Center	21
500 Delaware Avenue,
Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Twelve months ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net interest income (GAAP)	$117,569	$120,833	$64,674	$444,948	$246,474
Core net interest income (non-GAAP)	$117,569	$120,833	$64,674	$444,948	$246,474
Noninterest income (GAAP)	$41,770	$62,346	$38,186	$188,109	$162,541
Less: Securities gains	255	—	—	333	21
Less: Unrealized gains on equity investments	—	21,344	2,150	26,175	20,745
Less: Gain on sale of Visa Class B shares	—	—	—	—	3,757
Core fee income (non-GAAP)	$41,515	$41,002	$36,036	$161,601	$138,018
Core net revenue (non-GAAP)	$159,084	$161,835	$100,710	$606,549	$384,492
Core net revenue (non-GAAP)(tax-equivalent)	$159,365	$162,135	$101,055	$607,764	$385,852
Noninterest expense (GAAP)	$98,126	$109,561	$61,350	$413,127	$225,047
Plus: Recovery of fraud loss	(463)	—	—	(463)	(1,675)
Plus: Recovery of legal settlement	—	—	—	—	(7,938)
Less: Corporate development expense	4,607	10,517	2,205	55,697	6,456
Less: Restructuring expense	1,530	8,360	—	16,133	—
Core noninterest expense (non-GAAP)	$92,452	$90,684	$59,145	$341,760	$228,204
Core efficiency ratio (c)	58.0%	55.9%	58.5%	56.2%	59.1%

	End of period
	December 31, 2019	September 30, 2019	December 31, 2018
Total assets	$12,256,302	$12,272,673	$7,248,870
Less: Goodwill and other intangible assets	568,745	571,850	186,023
Total tangible assets	$11,687,557	$11,700,823	$7,062,847
Total stockholders’ equity of WSFS	$1,850,306	$1,856,992	$820,920
Less: Goodwill and other intangible assets	568,745	571,850	186,023
Total tangible common equity (non-GAAP)	$1,281,561	$1,285,142	$634,897

Calculation of tangible common book value per share:
Book value per share (GAAP)	$35.88	$35.41	$26.17
Tangible common book value per share (non-GAAP)	24.85	24.50	20.24
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	15.10%	15.13%	11.32%
Tangible common equity to tangible assets ratio (non-GAAP)	10.97	10.98	8.99

WSFS Bank Center	22
500 Delaware Avenue,
Wilmington, Delaware 19801

Non-GAAP Reconciliation - continued (o):	Three months ended			Twelve months ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
GAAP net income attributable to WSFS	$45,704	$53,882	$29,718	$148,809	$134,743
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, recoveries of legal settlement and fraud loss	5,419	(2,467)	55	44,859	(27,680)
(Plus)/less: Tax impact of pre-tax adjustments	(1,023)	590	141	(8,564)	7,244
Adjusted net income (non-GAAP) attributable to WSFS	$50,100	$52,005	$29,914	$185,104	$114,307

GAAP return on average assets (ROA)	1.48%	1.72%	1.66%	1.30%	1.92%
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, recoveries of legal settlement and fraud loss	0.18	(0.08)	—	0.39	(0.39)
(Plus) less: Tax impact of pre-tax adjustments	(0.03)	0.02	0.01	(0.08)	0.10
Core ROA (non-GAAP)	1.63%	1.66%	1.67%	1.61%	1.63%

EPS (GAAP)	$0.88	$1.02	$0.93	$3.00	$4.19
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, recoveries of legal settlement and fraud loss	0.10	(0.05)	—	0.91	(0.86)
(Plus) less: Tax impact of pre-tax adjustments	(0.02)	0.01	0.01	(0.17)	0.22
Core EPS (non-GAAP)	$0.96	$0.98	$0.94	$3.74	$3.55

Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$45,704	$53,882	$29,718	$148,809	$134,743
Plus: Tax effected amortization of intangible assets	2,121	2,113	537	7,373	2,164
Net tangible income (non-GAAP)	$47,825	$55,995	$30,255	$156,182	$136,907
Average stockholders’ equity of WSFS	$1,856,311	$1,842,759	$791,809	$1,670,869	$764,489
Less: average goodwill and intangible assets	570,685	574,253	186,418	512,187	187,297
Net average tangible common equity	$1,285,626	$1,268,506	$605,391	$1,158,682	$577,192
Return on average tangible common equity (non-GAAP)	14.76%	17.51%	19.83%	13.48%	23.72%

Calculation of core return on average tangible common equity:
Adjusted net income (non-GAAP) attributable to WSFS	$50,100	$52,005	$29,914	$185,104	$114,307
Plus: Tax effected amortization of intangible assets	2,121	2,113	537	7,373	2,164
Core net tangible income (non-GAAP)	$52,221	$54,118	$30,451	$192,477	$116,471
Net average tangible common equity	$1,285,626	$1,268,506	$605,391	$1,158,682	$577,192
Core return on average tangible common equity (non-GAAP)	16.12%	16.93%	19.96%	16.61%	20.18%